Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 014140) of our report dated March 9, 2007, except for the second paragraph of Note 26D, as to which the date is June 22, 2007, and the third paragraph of Note 26D as to which the date is September 14, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in First Albany Companies Inc.’s Form DEF-14A dated December 10, 2007.

/s/ PricewaterhouseCoopers LLP

Albany, New York
February 5, 2008